Exhibit 99.1

Capstone Turbine Corporation Executes $12 Million Revolving Credit Facility with Bridge Bank

CHATSWORTH, Calif., June 06, 2017 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world's leading clean technology manufacturer of microturbine energy systems, announced today that it has entered into two Credit and Security Agreements (the “Credit Agreements”) with Bridge Bank, a division of Western Alliance Bank. Under the terms of the Credit Agreements, Capstone may borrow up to $12 million on a revolving basis.

“We are looking forward to our new banking relationship with Bridge Bank. Not only will this new credit facility provide us with an increase in borrowing availability compared to our old facility, but the overall total cost of capital of the facility will also be reduced,” said Jayme Brooks, Capstone’s Chief Financial Officer and Chief Accounting Officer. “We feel the service provided by Bridge Bank is a better fit for Capstone’s needs at this time as we continue to reduce our operating costs,” added Ms. Brooks.

The Credit Agreements with Western Alliance Bank are supported by the Export-Import Bank of the United States. Under the terms of the Credit Agreements, Capstone may borrow up to $12 million on a revolving basis depending on the amount of our eligible inventory and accounts receivable. The Credit Agreements are for a two-year period ending June 2, 2019.

“The move to Bridge Bank is yet another example of Capstone’s continued war on costs as our operating expenses are down dramatically from last year and are lower than other similar sized companies in our clean tech space,” said Darren Jamison, Capstone’s President and Chief Executive Officer of Capstone.  “Over the past year, we have transitioned to several more cost competitive service providers, while maintaining or, in many cases, improving overall service levels. We have switched our external auditors, tax and payroll service providers, SEC counsel and now our banking relationship, to name just a few,” added Mr. Jamison.

“We are pleased to have Capstone Turbine as a new client of Bridge Bank and appreciate the opportunity to work with such an industry leader.  We look forward to a long and mutually prosperous relationship supporting the Company’s financing, banking and treasury needs with flexibility and responsiveness as they continue toward achieving their various goals,” added Justin Vogel, Bridge Bank’s Business Line Manager in Southern California.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped approximately 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2015 and ISO 14001:2015 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and Asia.

About Bridge Bank

Bridge Bank is a division of Western Alliance Bank, Member FDIC, the go-to bank for business in its growing markets. Bridge Bank was founded in 2001 in Silicon Valley to offer a better way to bank for small-market and middle-market businesses across many industries, as well as emerging technology companies and the private equity community. Geared to serving both venture-backed and non-venture-backed companies, Bridge Bank offers a broad scope of financial solutions including growth capital, equipment and working capital credit facilities, sustainable energy project finance, venture debt, treasury management, asset-based lending, SBA and commercial real estate loans, ESOP finance and a full line of international products and services. Based in San Jose, Bridge Bank has eight offices in major markets across the country along with Western Alliance Bank’s robust national platform of specialized financial services. Western Alliance Bank is the primary subsidiary of Phoenix-based Western Alliance Bancorporation.  One of the country’s top-performing banking companies, Western Alliance ranks #4 on the Forbes 2017 “Best Banks in America” list.  For more information, visit bridgebank.com.

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about Capstone’s borrowing availability and cost of capital as well as Capstone’s continuing efforts in relation to reduction in costs and operating expenses. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:     Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

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